Exhibit 99.2

All Associate Town Hall Talking Points

Introduction / What Was Announced:

•                  Good morning. Thank you for joining us today. This is John Morgan.

•                  I’m pleased to share an important and exciting update with you about the future of Zep Inc.

•                  Earlier today, we announced that we entered into a definitive merger agreement under which a fund managed by New Mountain Capital L.L.C., a private equity firm that invests in market leaders in sustainable growth industries, will acquire Zep Inc. for $20.05 per share in cash in what is known as a “going private” transaction.

•                  Going private means that Zep Inc.’s stock will no longer be publicly traded on the stock market and the trading of our stock on the New York Stock Exchange will cease on the date the transaction closes.

•                  The agreement was unanimously approved by Zep Inc.’s Board of Directors.

•                  The transaction is currently expected to close in the third calendar quarter of 2015.

The Right Partner for Zep Inc. Building a Stronger Future for Zep Inc.:

•                  This announcement marks an important milestone in our history.

•                  We arrived at this decision following a thorough review that we conducted during the past year of strategic opportunities to enhance value for all of our stakeholders, including you, our valued associates.

•                  An important part of our decision was our view that New Mountain Capital is the right partner for Zep Inc. Let me provide you with some brief background.

•                  New Mountain Capital is a New York-based private equity firm specializing in acquiring market leaders in sustainable growth industries.

•                  New Mountain Capital seeks out the highest quality growth leaders — like us — and works intensively with management to raise attractive businesses to an even higher level of performance.

•                  New Mountain Capital knows our business and industry well and recognizes the growth potential of our company and the significant contributions our associates have made to get us to where we are today.

•                  If you want to learn more about New Mountain Capital, more information can be found on their website at www.newmountaincapital.com.

Building a Stronger Future for Zep Inc.:

•                  Since our founding almost 80 years ago, Zep Inc. has been an industry leader. But there is more we can do.

•                  Partnering with New Mountain Capital will allow us to continue to deliver the high quality products and services our customers have come to expect from us as well as provide you with additional opportunities from future growth and business building.

•                  We are excited about partnering with New Mountain Capital and I am confident that they can help us grow our brands and reach our true potential efficiently and quickly.

•                  I look forward to continued success as a private company under their ownership.

Employee Specific:

•                  We understand that you will have many questions about what this announcement means for you and we remain dedicated to keeping you informed as best we can.

•                  Until this go private process is complete, Zep Inc. remains an independent company.

•                  Importantly, I ask that you stay focused and continue to provide our global customer base with the high quality products and services that they have come to expect from us.

•                  As with any transaction of this sort, there are steps that still need to be taken before the deal is finalized.

•                  Finally, if you are a stockholder of Zep Inc., you will receive additional information by mail.

Closing:

•                  As always, please feel free to reach out to your manager with any other questions.

•                  As this transaction may generate interest from the media or other third parties, it is important that we speak with one voice.

•                  Consistent with our communications policy, please forward any inquiries you may receive to Don De Laria, Vice President of Investor Relations and Communications.

•                  I hope you are all as excited about this opportunity as I am.

•                  Thank you for your continued dedication and hard work.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the proposed acquisition of Zep Inc. by New Mountain Capital and its affiliates.  In connection with the proposed merger, Zep Inc. will file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, ZEP INC.’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by Zep Inc. with the SEC at the SEC’s website at www.sec.gov.  In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from Zep Inc.’s website at www.zepinc.com or by directing a request to: Zep Inc., 1310 Seaboard Industrial Blvd., NW, Atlanta, GA 30318, Attn: Investor Relations, (404) 352-1680.

Participants in the Solicitation

Zep Inc. and its directors, executive officers and certain other members of management and employees of Zep Inc. may be deemed to be “participants” in the solicitation of proxies from the stockholders of Zep Inc. in connection with the proposed merger.  Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Zep Inc. in connection with the proposed merger, which may be different than those of Zep Inc.’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC.  Stockholders can find information about Zep Inc. and its directors and executive officers and their ownership of Zep Inc.’s common stock in Zep Inc.’s annual report on Form 10-K for the fiscal year ended August 31, 2014 and in its definitive proxy statement for its most recent annual meeting of stockholders, which was filed with the SEC on November 20, 2014, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date.  Additional information regarding the interests of such individuals in the proposed merger will be included in the proxy statement relating to the merger when it is filed with the SEC.  These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Zep Inc.’s website at www.zepinc.com.